77Q ? Legg Mason Partners Core Bond Fund

Board approval of management and
subadvisory agreements
Board Approval of Management Agreement and
Sub-Advisory Agreement for
Legg Mason Partners Core Bond Fund A Series
of Legg Mason Partners
Income Trust
At a meeting of the Board of Trustees of
Legg Mason Partners Income Trust
(the Trust) held on November 12-13, 2007,
the Board, including the Board
members who are not considered to be
interested persons of the Trust (the
Independent Board Members) under the
Investment Company Act of 1940, as
amended (the 1940 Act), approved for an
annual period the continuation of
the management agreement (the Management
Agreement) between the
Trust and Legg Mason Partners Fund Advisor,
LLC (the Manager) with
respect to the Legg Mason Partners Core Bond
Fund, a series of the Trust (the
Fund), and the sub-advisory agreement (the
Sub-Advisory Agreement)
between the Manager and Western Asset
Management Company (the
Subadviser), an affiliate of the Manager,
with respect to the Fund.
Background
The Board received information in advance of
the meeting from the Manager to
assist it in its consideration of the
Management Agreement and the
Sub-Advisory Agreement and was given the
opportunity to ask questions and
request additional information from
management. The Board received and
considered a variety of information about
the Manager, the Subadviser and the
Funds distributor (and any distributors
affiliated with the Fund during the past
two years), as well as the management, sub-
advisory and distribution
arrangements for the Fund and other funds
overseen by the Board, certain
portions of which are discussed below. The
presentation made to the Board
encompassed the Fund and all funds for which
the Board has responsibility.
The discussion below covers both the
advisory and the administrative functions
being rendered by the Manager, both of which
functions are encompassed by
the Management Agreement, as well as the
advisory functions rendered by the
Subadviser pursuant to the Sub-Advisory
Agreement.
Board Approval of Management Agreement and
Sub-Advisory
Agreement
The Independent Board Members were advised
by separate independent legal
counsel throughout the process. Prior to
voting, the Independent Board
Members received a memorandum from their
independent legal counsel
discussing the legal standards for their
consideration of the proposed
continuation of the Management Agreement and
the Sub-Advisory Agreement.
The Independent Board Members also discussed
the proposed continuation of
the Management Agreement and the Sub-
Advisory Agreement in private
sessions with their independent legal
counsel at which no representatives of
the Manager were present. In approving the
Management Agreement and
Sub-Advisory Agreement, the Board, including
the Independent Board
Members, considered a variety of factors,
including those factors discussed
below. No single factor reviewed by the
Board was identified by the Board as
the principal factor in determining whether
to approve the Management
Agreement and the Sub-Advisory Agreement,
and each Board Member
attributed different weight to the various
factors.
Nature, Extent and Quality of the Services
under the Management
Agreement and Sub-Advisory Agreement
The Board received and considered
information regarding the nature, extent
and quality of services provided to the Fund
by the Manager and the Subadviser
under the Management Agreement and the Sub-
Advisory Agreement,
respectively, during the past two years. The
Board noted information received at
regular meetings throughout the year related
to the services rendered by the
Manager in its management of the Funds
affairs and the Managers role in
coordinating the activities of the Funds
other service providers. The Boards
evaluation of the services provided by the
Manager and the Subadviser took into
account the Boards knowledge and familiarity
gained as Board members of
funds in the Legg Mason Partners fund
complex, including the scope and quality
of the investment management and other
capabilities of the Manager and the
Subadviser, and the quality of the Managers
administrative and other services.
The Board observed that the scope of
services provided by the Manager and the
Subadviser had expanded over time as a
result of regulatory and other
developments, including maintaining and
monitoring their own and the Funds
expanded compliance programs. The Board
reviewed information received from
the Manager and the Subadviser regarding the
Funds compliance policies and
procedures established pursuant to Rule 38a-
1 under the 1940 Act.
The Board reviewed the qualifications,
backgrounds and responsibilities of the
Funds senior personnel and the portfolio
management team primarily
responsible for the day-to-day portfolio
management of the Fund. The Board
also considered the degree to which the
Manager implemented organizational
changes to improve investment results and
the services provided to the Legg
Mason Partners fund complex. The Board also
considered, based on its
knowledge of the Manager and its affiliates,
the financial resources available to
Legg Mason, Inc., the parent organization of
the Manager and the Subadviser.
The Board considered the division of
responsibilities between the Manager and the
Subadviser and the oversight provided by the
Manager. The Board also considered
the Managers and the Subadvisers brokerage
policies and practices. In addition,
management also reported to the Board on,
among other things, its business
plans, organizational changes and portfolio
manager compensation plan.
The Board concluded that, overall, the
nature, extent and quality of services
provided (and expected to be provided) under
the Management Agreement and
the Sub-Advisory Agreement were
satisfactory.
Board approval of management and
subadvisory agreements
Fund Performance
The Board received and considered
performance information for the Fund as
well as for a group of funds (the
Performance Universe) selected by Lipper,
Inc. (Lipper), an independent provider of
investment company data. The
Board was provided with a description of the
methodology Lipper used to
determine the similarity of the Fund with
the funds included in the
Performance Universe. The Board also noted
that it had received and
discussed with management information
throughout the year at periodic
intervals comparing the Funds performance
against its benchmark.
The information comparing the Funds
performance to that of its Performance
Universe, consisting of all retail and
institutional funds classified as
intermediate investment-grade debt funds by
Lipper, showed, among other
data, that the Funds performance for the 1-,
3- and 5- year periods ended
June 30, 2007 was above the median.
Based on its review, which included careful
consideration of all of the factors
noted above, the Board concluded that the
Funds performance was satisfactory.
Management Fees and Expense Ratios
The Board reviewed and considered the
contractual management fee (the
Contractual Management Fee) payable by the
Fund to the Manager in light of
the nature, extent and quality of the
management and sub-advisory services
provided by the Manager and the Subadviser.
In addition, the Board noted that
the compensation paid to the Subadviser is
paid directly by the Manager, not
the Fund, and, accordingly, that the
retention of the Subadviser does not
increase the fees or expenses otherwise
incurred by the Funds shareholders.
Additionally, the Board received and
considered information comparing the
Contractual Management Fees and the actual
fees paid (the Actual
Management Fee), and the Funds overall
expenses with those of funds in both
the relevant expense group and a broader
group of funds, each selected and
provided by Lipper. The Actual Management
Fee with respect to the Fund takes
into account certain waivers and
reimbursements. The Board also reviewed
information regarding fees charged by the
Manager to other U.S. clients
investing primarily in an asset class
similar to that of the Fund, including,
where applicable, separate accounts.
The Manager reviewed with the Board the
differences in scope of services
provided to the Fund and to these other
clients, noting that the Fund is provided
with administrative services, office
facilities, Fund officers (including the
Funds
chief executive, chief financial and chief
compliance officers), and that the
Manager coordinates and oversees the
provision of services to the Fund by
other Fund service providers. The Board
considered the fee comparisons in
light of the differences required to manage
these different types of accounts.
The Board also considered and discussed
information about the Subadvisers
fees, including the amount of the management
fees retained by the Manager
after payment of the subadvisory fee. The
Board also received an analysis of
complex-wide management fees provided by the
Manager, which, among other
things, set out a framework of fees based on
asset classes.
Management also discussed with the Board the
Funds distribution
arrangements. The Board was provided with
information concerning revenues
received by and certain expenses incurred by
distributors affiliated with the
Fund during the past two years and how the
amounts received by the
distributors were paid during that period.
The information comparing the Funds
Contractual and Actual Management
Fees, as well as its actual total expense
ratio, to its Expense Group, consisted
of a group of retail front-end load funds
(including the Fund) classified as
intermediate investment-grade debt funds and
chosen by Lipper to be
comparable to the Fund, and showed that the
Funds Contractual Fee was at
the median, and the Actual Management Fee
and the Funds actual total
expense ratio were above the median. The
Board noted, however, that the
Contractual Management Fee rate recently had
been reduced from 65 basis
points to 55 basis points, and that the full
benefit of that reduction was not
reflected in the Lipper Report.
Taking all of the above into consideration,
the Board determined that the
management fee and the subadvisory fees for
the Fund were reasonable in
light of the nature, extent and quality of
the services provided to the Fund
under the Management Agreement and the Sub-
Advisory Agreement.
Manager Profitability
The Board received and considered an
analysis of the profitability of the
Manager and its affiliates in providing
services to the Fund. The Board also
received profitability information with
respect to the Legg Mason Partners fund
complex as a whole. In addition, the Board
received information with respect to
the Managers allocation methodologies used
in preparing this profitability
data, as well as a report from an outside
consultant that had reviewed the
methodologies. The profitability of the
Manager and its affiliates was
considered by the Board not excessive in
light of the nature, extent and quality
of the services provided to the Fund and the
type of fund.
Economies of Scale
The Board received and discussed information
concerning whether the
Manager realizes economies of scale as the
Funds assets grow. The Board
noted that the Manager had previously agreed
to institute breakpoints in the
Funds Contractual Management Fee, reflecting
the potential for reducing the
Contractual Management Fee as the Fund
grows. The Board considered
whether the breakpoint fee structure was a
reasonable means of sharing any
economies of scale or other efficiencies
that might accrue from increases in
Board approval of management and
subadvisory agreements
the Funds assets levels. The Board noted
that the Fund had not yet reached
the specified asset level at which a
breakpoint to its Contractual Management
Fee would be triggered. The Board also noted
that as the Funds assets
increase over time, certain expenses, such
as fees for Board members,
auditors and legal fees, become a smaller
percentage of overall assets.
The Board determined that the management fee
structure for the Fund,
including breakpoints, was reasonable.
Other Benefits to the Manager and the
Subadviser
The Board considered other benefits received
by the Manager, the Subadviser
and their affiliates as a result of their
relationship with the Fund, including the
opportunity to offer additional products and
services to Fund shareholders.
In light of the costs of providing
investment management and other services to
the Fund and the ongoing commitment of the
Manager and the Subadviser to
the Fund, the Board considered the ancillary
benefits that the Manager and its
affiliates received were reasonable.
* * *
In light of all of the foregoing, the Board determined that the continuation of each of the Management Agreement and Sub-
Advisory Agreement would be in
the best interests of the Funds shareholders and approved the continuation of such agreements for another year.